Benitec Biopharma Announces Appointment of

Sharon Mates Ph.D. to its Board of Directors

-Dr. Mates served as the Chairman, Chief Executive Officer, and Co-founder of Intra-Cellular Therapies, a mental health company, from June 2002 until it was acquired by Johnson & Johnson in 2025-

HAYWARD, Calif., November 3, 2025 (GLOBE NEWSWIRE) -- Benitec Biopharma Inc. (NASDAQ: BNTC) (“Benitec” or “Company”), a clinical-stage, gene therapy-focused, biotechnology company developing novel genetic medicines based on its proprietary “Silence and Replace” DNA-directed RNA interference (“ddRNAi”) platform, today announces the appointment of Dr. Sharon Mates to the board of directors (BOD) of the Company, effective November 2, 2025.

“We are delighted to welcome Dr. Sharon Mates to Benitec’s Board of Directors,” said Jerel Banks, M.D., Ph.D., Chairman and Chief Executive Officer of Benitec Biopharma. “Dr. Mates brings exceptional leadership experience in building successful biotechnology companies and advancing innovative therapies from discovery through commercialization. Her extensive track record of building value in the biotechnology sector will be invaluable as we continue progressing our BB-301 program in Oculopharyngeal Muscular Dystrophy (OPMD) towards regulatory approval and expanding the potential of our ddRNAi therapy platform into other therapeutic indications.”

“I am pleased to join the Board of Directors at Benitec Biopharma during this critical period in the Company’s evolution,” said Dr. Sharon Mates. “Benitec’s innovative silence and replace platform holds tremendous potential, and BB-301 represents the potential first of its kind gene therapy for addressing a serious unmet medical need. I look forward to working with the Board and the dedicated management team to contribute to Benitec’s mission of delivering transformative treatments to patients while creating value for its shareholders.”

Dr. Sharon Mates served as the Chairman, Chief Executive Officer, and Co-founder of Intra-Cellular Therapies Inc. (ITI) from June 2002 until its acquisition by Johnson & Johnson (JNJ). Intra-Cellular Therapies focused on developing medicines for mental health disorders like bipolar disorder, depression and schizophrenia and received U.S. Food and Drug Administration (FDA) approval for its novel antipsychotic CAPLYTA® in 2019 prior to its 2025 acquisition for approximately $14.6 billion by JNJ. She has served on several not-for-profit boards. Dr. Mates is also a director of Medincell, a biopharmaceutical company in France (Euronext: MEDCL). Dr. Mates received a B.S. from Ohio State University, a Ph.D. from the University of Washington and completed her postdoctoral fellowships at Massachusetts General Hospital and Harvard Medical School.

About BB-301

BB-301 is a novel, modified AAV9 capsid expressing a unique, single bifunctional construct promoting co-expression of both codon-optimized Poly-A Binding Protein Nuclear-1 (PABPN1) and two small inhibitory

RNAs (siRNAs) against mutant PABPN1. The two siRNAs are modeled into microRNA backbones to silence expression of faulty mutant PABPN1, while allowing expression of the codon-optimized PABPN1 to replace the mutant with a functional version of the protein. We believe the silence and replace mechanism of BB-301 is uniquely positioned for the treatment of OPMD by halting mutant expression while providing a functional replacement protein.

About Benitec Biopharma, Inc.

Benitec Biopharma Inc. (“Benitec” or the “Company”) is a clinical-stage biotechnology company focused on the advancement of novel genetic medicines with headquarters in Hayward, California. The proprietary “Silence and Replace” DNA-directed RNA interference platform combines RNA interference, or RNAi, with gene therapy to create medicines that simultaneously facilitate sustained silencing of disease-causing genes and concomitant delivery of wildtype replacement genes following a single administration of the therapeutic construct. The Company is developing Silence and Replace-based therapeutics for chronic and life-threatening human conditions including Oculopharyngeal Muscular Dystrophy (OPMD).

A comprehensive overview of the Company can be found on Benitec’s website at www.benitec.com.

Forward Looking Statements

Except for the historical information set forth herein, the matters set forth in this press release include forward-looking statements, including statements regarding Benitec’s plans to develop and commercialize its product candidates and the clinical utility and potential attributes and benefits of ddRNAi and Benitec’s product candidates, and other forward-looking statements.

These forward-looking statements are based on the Company’s current expectations and subject to risks and uncertainties that may cause actual results to differ materially, including unanticipated developments in and risks related to: the success of our plans to develop and potentially commercialize our product candidates; the timing of the completion of preclinical studies and clinical trials; the timing and sufficiency of patient enrollment and dosing in any future clinical trials; the timing of the availability of data from our clinical trials; the timing and outcome of regulatory filings and approvals; the development of novel AAV vectors; our potential future out-licenses and collaborations; the plans of licensees of our technology; the clinical utility and potential attributes and benefits of ddRNAi and our product candidates, including the potential duration of treatment effects and the potential for a “one shot” cure; our intellectual property position and the duration of our patent portfolio; expenses, ongoing losses, future revenue, capital needs and needs for additional financing, and our ability to access additional financing given market conditions and other factors; the length of time over which we expect our cash and cash equivalents to be sufficient to execute on our business plan; unanticipated delays; further research and development and the results of clinical trials possibly being unsuccessful or insufficient to meet applicable regulatory standards or warrant continued development; the ability to enroll sufficient numbers of subjects in clinical trials; determinations made by the FDA and other governmental authorities and other regulatory developments; the Company’s ability to protect and enforce its patents and other intellectual property rights; the Company’s dependence on its relationships with its collaboration partners and other third parties; the efficacy or safety of the Company’s products and the products of the Company’s collaboration partners; the acceptance of the Company’s products and the products of the Company’s collaboration partners in the marketplace; market competition; sales, marketing, manufacturing and distribution requirements; greater than expected expenses; expenses relating to litigation or strategic activities; the impact of, and our ability to remediate, the identified material weakness in our internal controls over financial reporting, the impact of local, regional, and national and international economic conditions and events; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update these forward-looking statements.

Investor Relations Contact:

Irina Koffler

LifeSci Advisors, LLC

(917) 734-7387

ikoffler@lifesciadvisors.com